                          COLLECTIVE BARGAINING AGREEMENT

                                      BETWEEN

                               SCHEID VINEYARDS INC.

                                        AND

                      UNITED FARM WORKERS OF AMERICA, AFL-CIO



                         April 9, 1998 - December 31, 2001

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                                 TABLE OF CONTENTS

                                                                                 PAGE NO.
PREAMBLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 1
     RECOGNITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2
     UNION SECURITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 3
     HIRING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE 4
     SENIORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE 5
     LAYOFF AND RECALL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE 6
     PROMOTION, DEMOTION AND TRANSFER. . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE 7
     TRAINING AND APPRENTICESHIP . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 8
     GRIEVANCE AND ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 9
     STRIKES AND LOCKOUTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE 10
     DISCIPLINE AND DISCHARGE. . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 11
     LEAVES OF ABSENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 12
     WORKING CONDITIONS AND SAFETY . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 13
     MANAGEMENT AND UNION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . 37


ARTICLE 14
     HOURS AND OVERTIME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

ARTICLE 15
     WAGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

ARTICLE 16
     VACATIONS AND BONUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

ARTICLE 17
     HOLIDAYS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

ARTICLE 18
     ROBERT F. KENNEDY FARM WORKERS MEDICAL PLAN . . . . . . . . . . . . . . . . . 52

ARTICLE 19
     SCHEID VINEYARDS INC. 401(k) DEFINED CONTRIBUTION PLAN. . . . . . . . . . . . 54

ARTICLE 20
     DURATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

APPENDIX "A"

     SCHEDULE OF  HOURLY WAGE RATES. . . . . . . . . . . . . . . . . . . . . . . . A1

APPENDIX "B"

     SCHEDULE OF PIECE RATES . . . . . . . . . . . . . . . . . . . . . . . . . . . B1

APPENDIX "C"

     AUTHORIZATION FOR VOLUNTARY ASSESSMENT. . . . . . . . . . . . . . . . . . . . C1


                                       PREAMBLE


     This Collective Bargaining Agreement (hereinafter called the "Agreement") is between SCHEID VINEYARDS INC. (hereinafter called the "Company"), and THE UNITED FARM WORKERS OF AMERICA, AFL-CIO (hereinafter called the "Union"), and said Collective Bargaining Agreement shall operate for the purpose of establishing uniform wages, hours, and working conditions as hereinafter defined.


     The parties agree as follows:


                                      ARTICLE 1

                                     RECOGNITION

     A. The Company recognizes the rights and obligations of the Union as the sole and exclusive bargaining agent to negotiate wages, hours and conditions of employment, and to administer this Agreement on behalf of covered workers. The term "worker" shall mean persons performing agricultural labor in the vineyards or in support of such labor, but not include family members of management, interns, security guards, management trainees, clerical, sales or supervisory workers who have the authority to hire, transfer, suspend, layoff, recall, promote, discharge, assign, reward or discipline other workers or the responsibility to independently direct them without discretion or adjust their grievances or effectively recommend such action, if, in connection with the foregoing, the exercise of such authority is not of a merely routine manner or clerical in nature, but requires the use of independent judgment.

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     B.   Both the Company and the Union will make known to the workers the obligations of the parties set forth in this Agreement, and in addition, the Company shall so inform its supervisors.


     C. Neither the Company nor any of its representatives will take any action to disparage, denigrate or subvert the Union, nor promote or finance a decertification petition. Neither the Union nor any of its representatives will take any action to disparage, denigrate or subvert the Company.


     D. The Union and the Company agree with the objective of a fair day's work for a fair day's pay. The Union and the Company further agree with the objective of a safe, productive and incentive based work environment. In accordance with these objectives, the workers recognize their obligations in carrying out their job responsibilities and assignments.


     E. In accordance with the law no employee shall be discriminated against in his or her employment on the basis of race, color, religion, creed, age, sex, national origin, ancestry, marital status, union activity or disability.


     F. The United Farm Workers Union was certified to represent all agricultural workers of the Company in the State of California by the Agricultural Labor Relations Board on April 30, 1992 in Case Number 92-RC-1-SAL.

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                                      ARTICLE 2

                                    UNION SECURITY


     A. Union membership shall be a condition of employment. Each worker shall be required to become a member of the Union immediately following ten (10) continual days of work after the beginning of employment. The Company will advise new workers that it is a condition of their employment that they must become a member of the Union immediately following ten (10) continual days of work after the beginning of their employment. The Union agrees to admit new workers into the Union.


     B. Any worker who fails to become a Union member within the time limit set forth herein or who fails to pay the required initiation fee and periodic dues shall be immediately discharged or suspended within five (5) work days after written notice from the Union to the Company. Periodic dues is defined as a percentage of a worker's gross wages before taxes which are deducted from each pay check as provided in Section E.


     C. The Union will be responsible for obtaining the membership applications and dues check-off authorization forms not later than thirty (30) continual days of work following the beginning of a new worker's employment.

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     D.   The Union will notify the Company in writing of the amounts of deduction within thirty (30) days of the execution of this Agreement and thirty
(30) days before the effective date of any changes.


     E. The Company agrees to deduct from each worker's pay, the Union's normal initiation fee and all periodic dues as required by the Union. The Company shall make such deductions upon presentation by the Union of individual authorizations, signed by the worker, directing the Company to make such deductions. The Company shall make such deductions from the worker's pay for that payroll period in which it is submitted, provided that it is submitted seven (7) days in advance of the close of the pay period and periodically thereafter, as specified on the authorization so long as such authorization is in effect. The Union shall provide the forms for all dues and initiation fees.


     F. The Company agrees to deduct from each worker's pay, a voluntary assessment of one dollar ($1.00) per week for a maximum of 26 weeks each calendar year according to the following conditions:


          1. The Company and the Union agree that such assessments shall be for the benefit of duly elected ranch committee members for administration of this Contract and Union training programs.

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          2.   The Union shall provide to the Company individual authorization forms, signed by each worker authorizing such deductions. These forms shall be photocopies or exact replicas of the "Authorization for Voluntary Assessments" form in Appendix "C".


          3. New, signed authorization forms shall be provided to the Company for each calendar year.


          4. The Company shall make such deductions from the worker's pay in the payroll period after the period in which a form is submitted or later as specified on the signed authorization forms.


     G. Withheld deductions and assessments are to be sent to the Union within three (3) days after the payroll checks are distributed to the workers. Dues reports shall be provided by the Company to the Union in accordance with procedures to be agreed upon by the parties.


     H. The Union shall indemnify and hold the Company harmless from and against any and all claims, demands, suits or other forms of liability that may arise out of or by reason of action taken by the Company for the purpose of compliance with any of the provisions of this Article.

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     I.   In the event that the Company files in bankruptcy proceedings it shall promptly notify the Union. If such proceedings occur, any Union dues withheld from employees' pay checks shall be forwarded to the Union as provided in Paragraph F.

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                                      ARTICLE 3

                                        HIRING


     A. The Company shall operate, maintain and staff three or more facilities for the purpose of hiring new or additional workers. The Company will inform the Union of any change in the locations of the hiring facilities. Company headquarters at Hobson Avenue and Highway 101 in Greenfield, the Sage Ranch headquarters on Airline Highway in Paicines and the Vineyard office located on Jolon Rd. in Bradley will be the locations of the Company's hiring facilities.


     B. Whenever, at the beginning of any operating season, in any area of operation of the Company, the Company anticipates the need for new or additional workers to perform any work covered by this Agreement, the Company may, at least seventy-two (72) hours prior to the date of anticipated need for such workers, notify the Union, in writing, stating the number of workers needed, the type of work to be performed, the date the workers are needed, and estimated duration thereof. The Company shall notify the Union promptly of any changes in estimated starting date.


     C. Hiring shall not be done in an unlawfully discriminatory manner, but the Company may hire on the basis of past experience, competence, productivity, positive verification of previous employment and other legitimate factors. The Company will determine job qualifications.

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     D.   When the Company hires workers, it will make available to the Union in writing within fourteen (14) days thereafter, the names, social security numbers, hire dates, job classifications, and addresses of all workers hired.


     E. The parties understand and accept that the Company has three separate geographical areas of operations, one based in the Greenfield area of Monterey County ("the Greenfield Operation"), the other based in the Paicines area of San Benito County ("the Paicines Operation") and the third based in the Bradley area of Monterey County ("the Bradley Operation"). Workers hired for employment in any of these three areas of operations shall work solely in that respective area, rather than be transferred back and forth between the three areas, except in emergencies as determined by the Company and during the early stages of the harvest when the Company may assign equipment operators to work in any of these areas in order to prepare for operations.

                                      ARTICLE 4

                                      SENIORITY


     A. Seniority is defined as total length of service with the Company from date of hire in the geographical area of operation where the worker is hired (the Greenfield Operation, the Paicines Operation or the Bradley Operation), unless there is a break in service. Classification seniority is defined as a worker's total length of service within a job classification, which has been designated as a separate classification for purposes of acquiring and losing seniority beginning with his/her date of entry or reentry into the classification. The foregoing is subject to the geographical area of operation where the worker is hired. More specifically, classification seniority is defined as a worker's total length of service within a job classification in the Greenfield Operation, the Paicines
Operation or the Bradley Operation.   A break in service terminates
seniority. Layoffs are not considered a break in service. All workers on the payroll on the effective date of this Agreement shall have seniority dates based on their original dates of hire unless seniority has been broken in accordance with Article 4, Paragraph B of this Agreement. If seniority is or has been broken, then the worker's new seniority shall be based on the worker's most recent date of hire. After a worker has worked for the Company at least twenty-five (25) work days within the preceding 120 days, he/she shall acquire seniority. The days prior to acquiring seniority shall constitute a probationary period, during which period a worker may be terminated; such termination will not be subject to the grievance and arbitration provision. The worker shall be entitled to all benefits of the Agreement during the probationary period, except as modified in this Agreement.

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     B.   Seniority shall be lost for the following reasons:

          1.   Voluntary quitting;

          2.   Discharge for just cause;

          3. When recalled following a layoff, failure to report back to work within four (4) calendar days after telephone notice to the worker or, if telephone contact is not made within five (5) calendar days from the mailing of a notice to the worker, unless reasons satisfactory to the Company are given. Employment elsewhere is not a satisfactory reason.

          4. Failure to report to work at the termination of a leave of absence or vacation without an approved extension or other reasons satisfactory to the Company. Securing other employment during a leave of absence is not a satisfactory reason.

          5. When a worker leaves the bargaining unit to accept a permanent supervisory position or other nonbargaining unit position with the Company.


     The Company will provide to the Union and the Workers Board on a quarterly basis, a list of workers by name, social security, seniority date, and job classification, whose seniority was broken during the prior quarter, pursuant to this Article.

     C. On April 15, August 15 and November 15, the Company shall provide the Union with up-to-date seniority lists, one for the Greenfield Operation, one for the Paicines Operation and the other for the Bradley Operation showing the name of each worker, his/her seniority date, social security number, and job classification. Where more than one worker has the same original date of hire, the worker with the highest last four digits in his/her social security number shall have the higher seniority. The Company shall also post the same seniority lists in a conspicuous place for examination by the workers and the Union. The Union may review the accuracy of the seniority lists and present to the Company any error it may find on such lists.


     D. If a question arises concerning the accuracy of the seniority lists, the Union and the Company have up to two (2) weeks after the posting is complete to resolve the dispute, provided, however, that a worker not on the Company's payroll during such two (2) week period shall have up to five (5) work days within which to file a written grievance on the accuracy of the seniority lists after he/she returns to the Company's payroll, or if a worker is not recalled, such worker shall have the right to file a grievance on the accuracy of the lists within three (3) days of the discovery thereof.


     E. It is understood that the Company and the Union may agree, in writing, to make deviations from these seniority provisions regarding the application of seniority.

     F. There shall be three separate seniority lists, one maintained for the Greenfield Operation, another maintained for the Paicines Operation and the other for the Bradley Operation. Each seniority list shall be organized by classification.

                                      ARTICLE 5

                                  LAYOFF AND RECALL


     A. Whenever there is a layoff in any job classification, the Company shall retain the most effective workers based on their qualifications which include skills, efforts, productivity, experience, work history and seniority. Company approved leaves and excused absences will not adversely affect a worker's work history. The Company shall layoff first those workers who are least effective in accordance with the above qualifications. In case of a dispute, the Company has the burden of proving that the workers retained are more able to do an effective job. If workers are equal in this respect, the layoff shall be by seniority order within the classification in the geographical area of operation where the worker is working, with the worker with the lowest seniority laid off first. More specifically, classification seniority shall be followed on a geographical basis, with no bumping of workers between the Greenfield Operation, the Bradley Operation and the Paicines Operation. In making determinations for the purposes of this Article, there shall be no favoritism or unlawful discrimination by the Company.


     B. The Company will notify the Union twenty-four (24) hours in advance of any layoff, or as soon as possible prior to any layoff.


     C. The Company, when anticipating the recall of seniority workers, shall telephone the workers not less than seventy-two (72) hours prior to the estimated starting day of work. If contact with the worker is not made by telephone, a written notice shall be mailed by First Class mail to the worker at his/her last known address. The names and addresses of those workers who are not contacted by telephone will be provided to the Union, upon the Union's written request. The most effective workers according to the qualifications listed in Paragraph A shall be recalled first. Only those workers who have acquired classification seniority in a particular seasonal operation (i.e., pruning/tying season; suckering/training season; and harvest season) are entitled to be recalled for the same seasonal operation. If a worker does not work during the same seasonal operation in the following year after being recalled, he/she shall lose his/her seniority except where a Company approved leave of absence has been in effect. The Company shall request and the worker shall supply at the time of layoff, if a change of address has occurred, the exact address where he/she wishes to receive a written notice of recall, and, thereafter, the worker shall be responsible for notifying the Company in writing of any such change of address.


          1. The Company shall send a postcard or letter to the address supplied by each worker on layoff within the classification, advising him/her of the estimated date on which his/her classification will begin work. The postcard or letter shall advise the worker that the exact date on which work will begin can be obtained by phoning the Company office at (408) 385-3924. The postcard or letter shall further advise the worker that if he/she is unable to report to work on the date specified, he/she shall inform the Company at 1972 Hobson, Greenfield, California 93927, in writing and that his/her failure to report may result in his/her loss of seniority and termination.

          2. Upon the Union's written request, the Company shall make available to the Union the names of all workers to whom recall notices were sent.


          3. The Company shall notify the Union of the exact starting date forty-eight (48) hours in advance, or in the case of the harvest, as soon as possible, but no less than twenty-four (24) hours, of the exact date on which work is scheduled to begin.


          4. The Company shall make available to the Union, at the Union's request, any notices of recall that have been returned with United States Postal Service notice of nondelivery.


          5. During the operating season, when a layoff occurs within a classification of work that is fifteen (15) days or less, and the worker has been given a specific report-back date, no recall procedures shall be required.


     D. Whenever there is a recall and fewer than the expected number of employees return to work, the Company may call additional workers twenty-four
(24) hours prior to the estimated starting day of work.


     E. In cases of crews performing general labor, layoffs may be by entire crew without regard to individual seniority. Such provision will not be used for more than four (4) work days.

     F. In cases where general labor crews will be transferred from one job to another, such transfers may be made by entire crew without regard to individual seniority. Such provision will not be used for more than five (5) work days.

                                      ARTICLE 6

                          PROMOTION, DEMOTION AND TRANSFER


     A. When the Company decides to permanently fill a job vacancy, or when it creates a new job, the job will be posted. Each unit job opening description posted shall include the job classification title, pay range, working title, and, if available, a brief job description, anticipated shifts, required licenses and other pertinent data.


     B. Such posting shall remain on the bulletin board for three (3) consecutive work days. All applications must be received within the posting period in order to be eligible. The posting period shall be extended for another three (3) consecutive workdays if the Company receives no qualified applications during the initial posting.


     C. Workers shall not be limited on their rights to bid for posted job vacancies in a job class higher than their own. A worker who will be absent during the bidding period may submit a bid in writing prior to departing.


     D. The filling of vacancies, new jobs, and promotions within the bargaining unit and transfer to lower paying jobs shall be on the basis of the worker's qualifications as they apply specifically to the job in question, as well as the workers past performance. Those workers who are the most effective
with regard to the above qualifications shall be promoted first.   If workers
 are equal in such qualifications a promotion or vacancy shall be filled by seniority order within the geographical area of the operation where the worker is working.

     In making determinations for the purposes of this article, there will be no favoritism or unlawful discrimination by the Company.


     E. A bargaining unit worker has the right to refuse a promotion to a supervisor or management position.


     F. The Company shall have the right to fill temporary vacancies, such as during the posting period or those created by a worker's short-term illness, injury or other temporary absence not exceeding ten (10) days, without regard to the posting procedures.

                                      ARTICLE 7

                             TRAINING AND APPRENTICESHIP


     A. The Company and the Union will negotiate an apprentice program if they mutually decide to do so.


     B. The Company agrees to provide on-the-job training for workers in the bargaining unit to fill expected vacancies to the extent that the Company decides necessary.

                                      ARTICLE 8

                              GRIEVANCE AND ARBITRATION


     A. The parties agree that all disputes which arise during the duration of this contract concerning the application and interpretation of any specific and express provision of this Agreement shall be subject to the grievance and arbitration procedure. The parties further agree that the grievance and arbitration procedure of this Agreement shall be the exclusive remedy with respect to any disputes arising under this Agreement and no other remedies shall be utilized by any person with respect to any dispute involving this Agreement.


     B.   Grievances shall be resolved in the following manner:


     STEP ONE: Any grievance arising under this Agreement shall be immediately taken up between the Company supervisor involved and the employee or the Union steward. They shall use their best efforts to resolve the grievance. In the event the grievance is not immediately satisfactorily resolved, the aggrieved party may choose to proceed to Step Two.


     STEP TWO: Any grievance not resolved in Step One, shall be reduced to writing setting forth the nature of the grievance. A grievance regarding discharge must be in writing and sent to the Company by certified mail, fax (followed by certified mail hard copy sent same day), or hand delivery within five (5) days (excluding Sundays and holidays) of the occurrence of the
discharge  or discovery thereof.   All other grievances must be in writing and
sent to the Company by
certified mail or hand delivered within ten (10) calendar days of the occurrence of the action that predicated such grievance or discovery thereof. Grievances which have gone through Step One and have been submitted in writing according to the above, shall be discussed in a meeting between the Union Representative and the Company representative delegated to resolve such matters not later than ten
(10) calendar days from the filing of the grievance, unless both parties agree to meet after the ten (10) day period.


     The failure of the grieving party to file a grievance within the time limits specified in this paragraph shall wave the grievance.


     Valid written grievances shall include the following information:


     1.   Section(s) of contract alleged to have been violated.

     2.   Action(s) claimed to have violated contract.

     3.   Remedies sought.

     4. Name(s) and signature(s) of person(s) in the grievance. (If more than ten (10) workers are involved in the grievance then the signatures of a ranch committee member and a union representative shall be sufficient.)

     5.   Date of alleged violation.

     If the grievance is not satisfactorily resolved in the Step Two meeting, the party receiving the grievance shall give a written response to the other regarding its position including reasons for denial within ten (10) work days
from the close of the Step Two meeting.   If the party receiving the grievance
fails to respond within said ten (10) work days such party shall be considered to have withdrawn its objection to the grievance and the grievance shall be granted in the grieving party's favor. A Union representative may fully participate in the grievance meeting.


     STEP 3: If the grieving party is not satisfied with the written response, it may request in writing that the matter be referred to arbitration. This request shall be made not more than thirty (30) calendar days from the receipt of such written response. The request for arbitration must be sent to the Company by certified mail, fax (followed by certified mail hard copy sent same day), or hand delivery. If the parties are unable to agree upon an arbitrator within fifteen (15) days of the request for arbitration, they shall select an arbitrator for each case from a list of nine (9) persons submitted to the parties by the California State Mediation and Conciliation Service (CSMCS).
Each party shall alternatively strike one (1) name from said list (the first strike being determined by a coin toss) and the last name remaining shall be the arbitrator. If said individual is unable or unwilling to serve, the parties shall request a new list of nine (9) names from the CSMCS and the process shall be repeated. Either party has the right to reject the first list sent by the CSMCS.

     C. The arbitrator shall consider and decide the grievance referred to him/her and his/her decision shall be final and binding on the Company, the Union, and the workers. The arbitrator's decision shall be in writing, signed and delivered to the respective parties. The arbitrator shall have no authority to modify, amend, change, alter, or waive any provision of the Agreement.
Within this limitation, he/she shall have the authority in a discipline case to award back pay for any loss of earnings from the Company and the right to revoke the discipline, if it is found that the discipline was rendered without just cause. The arbitrator shall have no authority to impose compensatory damages, punitive damages, or attorney's fees.


     D. Unless otherwise mutually agreed to, all testimony taken at arbitration hearings shall be under oath, reported and transcribed. The arbitrator's and reporter's fees and expenses, and the cost, if any, of a hearing room shall be paid by the losing party. All other expenses incident to the arbitration shall be borne by the party incurring them. The arbitrator shall allow briefs if either party so requests.


     E. If a Step 3 grievance is not arbitrated within one year of its filing date the grievance shall be dismissed.

                                      ARTICLE 9

                                 STRIKES AND LOCKOUTS


     A. There shall be no strikes, slowdowns, or interruptions of work by any of the workers or the Union during the term of the Agreement. There shall be no picketing, boycotts, or other adverse economic action of any kind against the Company or its products, and there shall be no lockout against the workers during the term of this Agreement.


     B. If any said events occur, the officers and representatives of the Union and/or Company as the case may be, shall do everything within their power to end or avert such activity.


     C. Workers engaging in any strikes, slowdowns, boycotts or other curtailment of production in violation of this Agreement may be subject to discipline, including discharge. In the event of an arbitration over disciplinary action taken by the Company against a worker for violation of this Article, the arbitrator's authority shall be limited to determining whether the worker in fact violated any provision of the Article. If it is found that he/she did, the discipline shall stand.

                                      ARTICLE 10

                               DISCIPLINE AND DISCHARGE


     A. The Company shall have the right to discipline and discharge workers for just cause. The parties agree that working under the influence of alcohol or illegal drugs, having the same in their possession on Company time or property, negotiating a transaction pertaining to illegal drugs constitute just cause and if any of the foregoing is established, the Company has the right to terminate. Additional basis for termination may be reviewed in individual discipline cases which proceed to arbitration.

     The Company shall have the right to require a worker to submit to a drug and/or alcohol test if reasonable suspicion exists that the worker has consumed or has in his/her possession alcohol or drugs or is under the influence of either. If the worker refuses to submit to the test, such refusal shall constitute insubordination and be grounds for termination. If the worker admits to the consumption or the possession of drugs or alcohol or being under the influence of either, or the Company believes it has sufficient evidence of the foregoing, the Company shall not be required to have the worker tested. The first twenty-five (25) work days of employment (within a 120 day period) for a new non-seniority employee shall be considered as a probationary period. The Company may discharge such new employee during this twenty-five (25) work day period without being subject to the grievance procedures or Union intervention. Unless immediate action is necessary, the Company shall, upon the worker's request, notify the Union prior to any investigatory interview of a worker which might reasonably result in disciplinary action, and upon request of the worker, the Union shall have the right to be present during these interviews. Provided, however, if a situation occurs in a remote area, wherein the Company deems it necessary to take action and no steward or Union representative is available, the Company may take action.


     B. No worker shall be summarily discharged. In all cases in which the Company concludes that a worker's conduct may justify discharge, he/she shall be suspended initially for not more than five (5) working days. Upon the worker's request, during this suspension, the Company will meet with the worker. Furthermore, if the worker requests the presence of a Union representative during the review of the facts of the case, such shall be permissible. This suspension period may be extended for three (3) days at the request of either party to assure a complete investigation of the facts which initiated the suspension. At the end of the suspension period, the Company shall notify the worker and the Union of its final action.


     C. The Union and the worker(s) involved shall be furnished with any discharge or suspension notices within forty-eight (48) hours, exclusive of Saturday, Sunday, or holidays, after the suspension or discharge occurs.


     D. The worker may acknowledge, by signature, if he/she so desires, in receiving a written warning, and such acknowledgment is in no way an admission of guilt.


     E. The Company and the Union agree that the Company's Rules of Conduct were developed solely by the Company.

     F. Within three (3) days of signing the Agreement, the Union will initial a set of the Company's Rules of Conduct, indicating on its own behalf and on behalf of its members who are employed by the Company the receipt and knowledge of the Rules, and it further acknowledges and accepts that the Company takes the position that violation of any of the Rules of Conduct constitutes just cause for the discipline imposed for the violation. The Company acknowledges and accepts that the Union may take the position during a grievance proceeding or in arbitration that the discipline imposed for violation of the Rules of Conduct does not constitute just cause for the discipline imposed. It shall then be for the arbitrator to decide whether just cause has been established, subject to the limitation set forth in Paragraph A of this Article.

                                      ARTICLE 11

                                  LEAVES OF ABSENCE


     A. A worker shall be granted a leave of absence without pay upon request for valid personal reasons, as determined by the Company. Applications for leaves of absence without pay and any extension thereof, shall be made to the Company at least two (2) days, excluding weekends and holidays, in advance of the effective date of the leave of absence, except for emergency requests. Applications for leaves of absence which will be longer than two (2) continual days shall be submitted to the Company at least two (2) weeks in advance of the effective date of the leave of absence, except for emergency requests. Such leaves shall not constitute a breach of the worker's seniority. Leaves of absence are not valid unless they are approved by the Company in writing before the effective date of the leave of absence.

          Occasionally, individual employees require short leaves (two - three hours) taken at the end of the work day. Such leaves are permissible if the employee has given his/her immediate supervisor one (1) work day notice and has received a written leave of absence approved by the Company. If a supervisor is unavailable during the work day the employee shall telephone the office and leave a voice message at (408) 385-3924 or (408) 385-4801 with their first and last name and the reason for the leave.

          In case of an emergency leave where the employee is unable to speak with a Company representative, the employee shall leave a voice message at (408) 385-3924 or (408) 385-4801 with their first and last name and the reason for the emergency leave. In addition, the employee shall call back during normal business hours to speak with a Company representative as soon as possible, but in no event later than three work days from the start of the emergency leave. The employee shall inform the Company of the nature and duration of the emergency. An emergency leave is not valid unless approved by the Company, within three work days from the start of the emergency leave. The Company shall apply reasonable standards when granting emergency leaves.


     B. A copy of each approved leave of absence request will be submitted to the Secretary of the Worker's Board.


     C. Unless excused, a worker who does not return to work on the day following the expiration of his/her leave of absence will be considered as having resigned voluntarily and will forfeit all his/her seniority rights.


     D. Workers on leaves of absence who desire to return to work before their leave expires, shall notify the Company three (3) days prior to their intended date of return to work. The Company is not required to return the worker to his/her job prior to the expiration of the earlier agreed upon expiration date.


     E. At the written request of the Union, a leave of absence shall be granted to no more than two (2) workers selected by the Union who are required to perform functions on behalf of the Union, necessitating a leave of absence. The leave of absence may be granted for a period of one (1) month, renewable for one additional month upon proper application. A leave of absence without pay shall be granted for temporary leave not to exceed three (3) consecutive work days at one time, to conduct Union business, provided that notice is given by the Union to the Company at least two (2) days prior to the day on which such leave commences.


     F. A disability leave shall be for the purpose of recuperating from an illness, injury, disability or pregnancy leave. The following shall apply to disability leaves of absence:


          1. The worker must provide written verification from a medical doctor that he/she cannot work due to the disability. The Company may waive this requirement if the disability does not exceed three (3) days.


          2. A worker shall be granted a leave of absence for a period of up to 4 months while disabled due to non job-related illness. This provision shall also apply to female employees who are disabled due to pregnancy including prenatal and postnatal disability.


          3. A leave of absence for a job-related disability will be authorized for the duration of the disability or until the worker indicates a desire to be terminated, accepts employment with another company or refuses to return to work after having been released for full or partial work.

          4. Workers on an approved disability leave of absence or work related injury in excess of ten (10) days must update the Company at the end of the first calendar month and each month thereafter concerning their health status, anticipated date of return to work and continued intent to return to work. If a worker does not comply with this reporting requirement, the Company may terminate the worker.


          5. All jobs in the Company require varying amounts of physical labor. The Company will attempt to adjust a disabled worker's work assignment to accommodate the disability. New assignments will depend on the availability of vacancies in suitable positions and upon the approval of the worker's medical doctor. If a suitable position is not available, the worker may not return to work until a written release is approved by the worker's medical doctor.


          6. The Company requires all workers who plan to take a leave on account of disability (e.g., due to corrective surgery or pregnancy) to give the Company at least two (2) months notice of the approximate date the leave will commence and the estimated duration of the leave.

          7. A leave of absence without pay shall be granted to workers by the Company upon workers applying to and being confirmed by the Company for jury duty or witness duty when subpoenaed.

          8. The Company agrees to be bound contractually to any applicable Family and Medical Leave Act (FMLA) laws. If the same are not applicable as a matter of law, this paragraph is of no effect. Nothing in this Agreement is intended to abrogate rights under the FMLA laws.

                                      ARTICLE 12

                            WORKING CONDITIONS AND SAFETY


     A. The Company will comply with all applicable laws relating to the health and safety of farm workers.


     B. In the interest of each workers personal safety, the Company will publish safety rules covering the overall operations.

          The use of such chemicals injurious to farm workers must be such so as not to cause injury to workers. Therefore, the Company shall maintain in its area office(s) and shall make available to its workers, the following information, in English and Spanish and shall make such information available to the Union. The Company shall have seventy-two (72) hours to make such information available to the requesting party following written request.

          1.   Location of fields treated with an agricultural chemical.

          2. Name of material used by brand name, formulation, chemical name, and registration number.

          3.   Date and time material was applied.

          4.   Amount of material applied.

          5.   Method of application.

          6.   Applicator's name and address, if any.

          7.   Re-entry date in accordance with the chemical label requirements.

          When an agricultural chemical is to be applied, the Company shall advise all workers in the immediate area prior to the application. Re-entry into treated fields shall be in accordance with label requirements. Workers shall not re-enter a field during the prohibited period, nor shall the worker refuse to re-enter thereafter. Nothing in this paragraph shall infringe upon the right of a worker under the paragraph below.

          Equipment and chemicals for fumigation and spraying shall be stopped outside the area where employees are working, or where workers take rests or lunch. Fumigation and spraying shall not be performed in close proximity to the area in which workers are present.


     C. Protective equipment and other devices necessary to properly protect workers from injury and sickness shall be provided by the Company according to state and federal laws. Such protective equipment shall be provided by the Company without cost, except that the Company may assess a reasonable charge to cover loss or willful destruction thereof by the worker. When the Company introduces new personal protective apparel or extends the use of protective apparel to new areas or issues, or new rules relating to the use of protective apparel, the Union will be advised of such changes, in advance.

          Workers shall be responsible for returning all equipment that was checked out to them, but shall not be responsible for normal wear and tear. Workers shall be charged actual cost for excessive breakage beyond normal wear and tear and for equipment that is not returned. Receipts for returned equipment shall be given to the worker by the Company. The Company and the Union have agreed that the following tools, equipment and protective garments are to be provided: irrigation boots for irrigators and those temporarily assigned to irrigation work;

pruning shears; budding knives; coveralls for tractor drivers; breathing and protective eye wear for tractor drivers when spraying or dusting; protective rubberized coveralls, gloves, masks and goggles for employees engaged in hand spraying; hard hats for driving stakes hydraulically; gloves for handling stakes and wires in the installation and repair and maintenance of trellises, stakes, wire and posts. Supervisors will have mill bastard files available for use by the crew leader or the worker as appropriate for sharpening shears when needed; no Company shears will be sharpened except with Company files.


     D. All Company vehicles and equipment used by and around workers shall be maintained and operated in safe conditions at all times.


     E. A worker may refuse to perform work the worker legitimately believes to be unsafe or hazardous to his/her health.


     F. In cases involving occupation injuries, illnesses, or disease, the Company will provide to the Union, upon receipt of a written request, a copy of Occupational Safety and Health Administration form OSHA no. 101 entitled "Supplementary Record of Occupational Injuries and Illnesses," provided the ill or injured worker involved approves in writing the release of such information. In the event a worker dies, written approval from the worker's legal heirs is acceptable.

     G. The Company shall make the necessary provisions for the safety and health of its workers and will maintain adequate medical and first aid services to care for accidents and minor illnesses occurring while at work.


     H. Any worker who becomes sick or injured during working hours will be provided with transportation to the nearest Company approved doctor provided that if an injury is of a minor nature and does not impair an employees ability to transport himself/herself, such shall be permissible.


     I. In accordance with law, there shall be adequate toilet facilities, separate for men and women in the field readily accessible to workers, that will be maintained in a clean and sanitary manner. Doors on portable toilets shall have latches. Hand washing facilities, soap and paper towels shall be provided.


     J. Each place where there is work being performed shall be provided with suitable, cool, potable drinking water convenient to workers. Water shall be provided in cool cans or equivalent containers. Individual paper drinking cups shall be provided.


     Failure to adhere strictly to these safety procedures will subject a worker to disciplinary actions which may include termination.

                                      ARTICLE 13

                             MANAGEMENT AND UNION RIGHTS


     A. The Company retains any and all rights and prerogatives of management it had prior to the execution of this contract except as specifically and expressly limited or modified by the provisions of this contract.


     B. The Company may adopt or alter any rules which are not in direct conflict with the provisions of this Agreement. The Company will provide to the nearest Union field office a copy of any new or revised Company rules and the Union will acknowledge receipt of the same, thereby indicating its knowledge of the rules.


     C. Supervisors, interns and other workers not included in the bargaining unit shall not perform any work covered by this Agreement except for instruction, training, emergencies, temporary work and/or work they have
performed in the past.   There shall be no more than three (3) interns working
at any one time in each geographical area of operation as defined in Paragraph A of Article 4. This paragraph shall not be used for the purpose of avoiding the recall of laid off workers.


     D. Crew Leaders are "workers" as defined in Paragraph A of Article 1 and are members of the bargaining unit. Crew Leaders are responsible for carrying out the instructions of Vineyard Supervisors and management and relaying such instructions to their crews. As defined in Paragraph A of Article 1, Crew Leaders do not discipline or recommend discipline for other workers; however, they are responsible for observing, reporting and quality control. The parties understand and accept that workers on occasion may serve as Crew Leaders for a period of time and thereafter not serve as Crew Leaders. In accordance with past practice, such is permissible.


     E. In the event the Company decides to increase its mechanization in any way that will result in the permanent displacement of bargaining unit workers, the Company shall notify the Union in writing one (1) month before commencing such mechanical operations and shall meet with the Union to discuss the training of displaced workers to operate and maintain the new mechanical equipment, the placing of displaced workers in other jobs with the Company, the training of workers for other jobs with the Company, or the placing of such workers on a preferential rehire list. Experimentation with new equipment is not subject to the next paragraph. The Company may experiment with new equipment applications without following the procedure in paragraph E.


     F. New job classifications or material changes in the operation of existing job classifications shall be established and made effective by the Company in accordance with the following procedure.

          1. The Company shall notify the Union in writing of new job classifications or of material changes in existing job classifications. Such notices shall be given at least ten (10) days in advance of the date on which the new classification or the change in an existing job classification is to become effective.


          2. The Company and the Union shall meet within five (5) days after notice is received to negotiate the wage rate.


          3. If the Union and the Company cannot reach an agreement on the job classification and wage rates, the matter may be submitted to arbitration as provided for in Article 8 of this Agreement, which shall decide the dispute. The scope of such arbitration shall be the job wage rate.


          4. Any wage rate increase shall be retroactive to the effective date of the new classification or of the change in the existing job classification.


     G. The parties understand and agree that the hazards of agriculture are such that subcontracting may be necessary and proper. Subcontracting may be necessary in areas such as new vineyard developments or major renovations to existing vineyards, land leveling, custom land work, agricultural chemicals, irrigation system installation, grafting and any emergency situation and/or where specialized equipment is required.

     H. The Company has historically used contract labor under certain conditions. The Company may continue with this past practice when any of the following conditions exist:

          1.   Weather conditions that cause the Company to fall behind on work.

          2.   Labor, transportation or equipment shortages.

          3. Customer demands for grape deliveries which exceed tonnages that can be harvested by the current labor force.

          4.   Other unforeseen acts of God.


     I. The parties agree that in the application of this article the following guidelines may be used:

          1. Subcontracting is permissible under this Agreement where workers in the bargaining unit covered by this Agreement do not have the skills to operate and maintain the equipment or perform the work of a specialized nature.

          2. Subcontracting is permissible under this Agreement where the Company does not have the equipment to do the work being subcontracted. When the Company does subcontract pursuant to the terms of this provision, any workers of the subcontractor who actually operate or maintain the equipment shall not be covered by terms of this Agreement.

          3. When developing new vineyards or doing major renovations to existing vineyards that require extra workers beyond the Company's permanent labor force, the Company may utilize up to three labor contractor workers per each ten acres that are under such development or renovation.

          4. The amount of labor contractor workers utilized by the Company shall not exceed thirty-seven and one half percent (37.5%) of the work force.

          5. In the event that a greater number of labor contractor workers is required to complete the work within the available time frame, the Company and the Union will meet immediately to discuss such labor requirement. The Company may utilize a greater number of labor contractor workers to finish the work with the Union's approval, which approval shall not be unreasonably withheld.


     J. The provisions of Article 2-Union Security, Article 4-Seniority and all economic provisions of this Collective Bargaining Agreement shall not apply to an employee of a subcontractor or labor contractor unless that employee has worked continuously for sixty work days.

     K. Time off during regular working hours without pay will be provided to no more than five (5) members of the Worker's Board to attend collective bargaining sessions scheduled by the Company during working hours. The Union may post notices on the Company's bulletin board provided these notices do not exceed an area of 12" x 12" and do not remain in place longer than ten (10) days.

     L.        Vineyard Access

          1. Duly authorized and designated Union Representatives will have a right of access to the Company premises covered by this Agreement in connection with the administration of this Agreement, provided that there is no interference with presently working employees or with the conduct of Company business.

          2. Before a Union Representative contacts any worker on company property, he or she will notify a Company agent by telephoning the Greenfield office (408-385-4801) at least one hour prior to their arrival.

          3. In order to accommodate Union Representatives, who occasionally drive over one mile on vineyard farm roads, access to Company property shall be allowed at the following time periods:

               a. One hour before the start of the usual work day in the morning.

               b. Fifteen minutes before the standard noon lunch period (11:45 A.M.), until 15 minutes after the conclusion of the lunch period (12:45 P.M.).

               c. One hour after the conclusion of the usual work day in the afternoon.

          4. The Union will advise the Company of the names of its duly authorized and designated representatives in writing. This notice will be effective upon receipt by the Company.

          5. The Union will indemnify and hold the Company harmless from any and all liability for any injuries sustained or caused by anyone involved in taking access under this Article 13. The Union hereby certifies to the Company that all vehicles operated by its agents or representatives during any such access, shall be covered by an automobile general liability insurance policy.

                                      ARTICLE 14

                                  HOURS AND OVERTIME


     A. Nine (9) hours per day and fifty-four (54) hours a week shall be the usual number of hours of work for piece work and general labor, except during harvest.


     B. Each worker shall be entitled to one full day, twenty-four (24) hours off work, without pay during each payroll week. Insofar as possible, work shall be arranged so that each worker will have Sunday off.


     C. When a worker is assigned to a "shift" they will be paid overtime at the rate of time and one-half (1 1/2) for time worked in excess of ten (10) consecutive hours. A shift is the assigned working period of time that a worker is performing his/her job duties.


     D.   Time and one-half (1 1/2) shall be paid for all work in excess of ten
(10) hours in any one work day, for all work in excess of sixty (60) hours in any regularly scheduled work week and time and one-half (1 1/2) for work performed on Sunday. In the case of a Monday "shift" which begins Sunday evening at 8:00 P.M. or later, time and one half (1 1/2) will be paid for the Sunday hours worked and after ten (10) consecutive hours have been worked. Overtime earnings while working by piece rate shall equal at least 1.5 times the piece rate minimum base wage.

     E. A night-time premium of twenty cents ($0.20) per hour will be paid for hours worked between 8:00 P.M. and 4:00 A.M. Any shift that was begun at 8:00 P.M. will be considered a shift for the upcoming day, e.g. work starting at 8:00 P.M. Sunday will be attributed to the Monday shift. The night-time premium shall not be paid for Sunday hours or overtime.


     F. A worker shall receive the rate of his/her classification for all time worked, including time, if any, worked in a classification with a lesser rate of pay. When a worker performs work in a higher rated job, he/she shall be paid at the highest rate for all time worked on the highest rated job.


     G. If more than five (5) consecutive days of overtime work are anticipated, the work shall be offered initially on the basis of highest seniority within the classification required to work the overtime. If there are no volunteers for the overtime work, the Company has the right to assign the work to anyone. The Company has the right to finish fields or the harvest orders without searching for seniority workers.


     H. Meal time breaks shall be one-half (1/2) hour and not compensated for nor counted as hours worked under the provisions of this Agreement. The Company shall not use the meal time breaks for the purpose of moving the workers to another job-site, or any other related work activity.

     I. Workers shall have paid rest periods of fifteen (15) minutes each, which insofar as practical, shall be in the middle of each continuous four (4) hour work period or major fraction thereof.


     J. A worker paid on a hourly basis who is required to report for work and does report and is furnished no work or less than four (4) hours of work for reasons other than an Act of God or other cause beyond the control of the Company, shall be paid at least four (4) hours for that day at the worker's hourly rate of pay.

                                      ARTICLE 15

                                        WAGES


     A. The Company shall pay the wage rates (hourly and piece rates) in accordance with Appendices A and B attached hereto. However, when the Company determines that particular piece rates are inappropriate, it may pay on an hourly basis.


     B. All new hires will be designated as "General Labor Trainees" for a period of up to twenty-five (25) days. These new employees will receive training for job skills, policies and safety. The Company will conduct "tailgate" meetings and such other training sessions as are necessary for the explanation of Company policies, Senate Bill 198 safety compliance issues, the proper use of machinery, tools and safety equipment and other important information.


     C. During the training period, employees will be paid the General Labor Trainee rate from Appendix "A" for hourly work. Employee skills and productivity will be evaluated during the training period. If, in the Company's sole discretion, a worker's performance has reached an appropriate level, such worker may be promoted to the General Labor wage rate from Appendix "A" prior to the completion of twenty-five (25) work days. All General Labor Trainees not already promoted, shall be promoted to the General Labor wage rate after completing twenty-five (25) work days.

     D. An employee in a "Trainee" classification, other than General Labor Trainee, will be promoted to the appropriate regular classification when, in the Company's sole discretion, he/she has exhibited the necessary qualifications in accordance with Article 6, Paragraph D. Such Trainee classifications include Mechanic Trainee, Tractor Driver Trainee, Irrigator Trainee and Crew Leader Trainee, as listed in Appendix "A."

                                      ARTICLE 16

                                 VACATIONS AND BONUS


     A. Vacation pay for the completed calendar year will be paid to workers in January of the following year. In order to qualify for the first January vacation check, the worker must have earned gross wages of at least $6,500 in each of the immediate past two calendar years. Workers must continue to earn $6,500 in gross wages each calendar year in order to maintain their qualifications for vacation pay. If the worker falls below the $6,500 minimum in any one calendar year, he/she then must requalify as if it were his/her first year of employment. The vacation pay amounts are calculated as a percentage of gross wages. The percentage is based on the number of consecutive calendar years the worker has met the minimum qualifications, as follows:


          CALENDAR           MINIMUM        % VACATION
            YEAR              GROSS             PAY
          ---------         ----------      -----------
            1               $6,500              0

            2               $6,500              2

            3 - 4           $6,500              4

            5 or more       $6,500              6


     B. A bonus is paid to any worker who works 600 hours or more during the farming year from December 1st to November 30th. Workers will be paid a bonus of ten ($.10) cents for each hour worked. Bonuses will paid to those who qualify with the first check in December or with the final check at lay-off.

                                      ARTICLE 17

                                       HOLIDAYS


     A. Commencing on the effective date of this Agreement, the following holidays shall be paid holidays for workers who qualify under the provisions of this Article:

                    NEW YEARS DAY
                    GOOD FRIDAY
                    MEMORIAL DAY
                    JULY 4TH
                    LABOR DAY
                    THANKSGIVING
                    CHRISTMAS

          Workers shall be paid eight (8) hours at their usual hourly rate for each of these holidays. To qualify a worker must work the scheduled work day both immediately before and after each holiday. In addition, the worker must have already worked four hundred (400) hours during the current calendar year; however, for New Year's Day the qualifying period shall be the prior calendar year.

          A worker who reports for work on such workdays immediately before and after the holiday but who works less than the full number of scheduled hours on the day before and the day after the holiday must provide valid written documentation to the Company in support of his/her reasons why he/she only worked a partial day in order to be eligible to receive holiday pay. The Company shall apply reasonable standards in determining what to accept as valid written documentation.

                                      ARTICLE 18

                     ROBERT F. KENNEDY FARM WORKERS MEDICAL PLAN


          The Company will contribute to the RFK Farm Workers Medical Plan one dollar ten cents ($1.10) per hour in 1998, one dollar twelve and one half cents ($1.125) in 1999, one dollar fifteen cents ($1.15) in 2000 and one dollar seventeen and one half cents ($1.175) in 2001 for each hour worked by each worker who has worked one full season and also completes thirty (30) days of work during the season immediately following such full season.


The names and dates of the working seasons are as follows:


          Pruning/Tying Season               December 1 to March 31

          Suckering/Training Season          April 1 to August 15

          Harvest Season                     August 16 to November 30


     The Union will provide the Company with the schedule of benefits provided for the workers. In the event that the benefits provided by the RFK Farm Workers Medical Plan are substantially reduced or are contemplated to be substantially reduced, the Union shall immediately notify the Company. At the Company's request, the Union shall meet with the Company and negotiate in good faith a mutually agreed upon solution to the reduced medical benefits.

     The Union shall provide, or cause to be provided, to the Company the following materials.

     1.   Summary Annual Report on or about July 29th of each year.

     2. Summary of Plan changes during the preceding Plan year, on or about July 29th of each year.

     3. A copy of the summary plan description filed with the Department of Labor each five (5) years, or as more frequently published by the Board of Trustees.


     Furthermore, the Union will provide the Company with copies of all claims experience studies prepared for the Plan's trustees by its consultant, the Western Benefits Plans Consultants, Inc.

                                      ARTICLE 19

                                SCHEID VINEYARDS INC.

                           401(k) DEFINED CONTRIBUTION PLAN


          The Company will, after execution of this Agreement, contribute fifteen cents ($.15) per hour worked into a 401(k) Defined Contribution Plan for each worker who has qualified.

                                      ARTICLE 20

                                       DURATION


This Agreement shall be in full force and effect until December 31, 2001.

SCHEID VINEYARDS INC.                    UNITED FARM WORKERS OF
                                         AMERICA, AFL-CIO



By: /s/ SCOTT D. SCHEID                  By: /s/ ARTURO RODRIGUEZ
   ------------------------                 ------------------------
     Scott D. Scheid                         Arturo Rodriguez
     Vice President and                      President
     Chief Operating Officer


By: /s/ KURT J. GOLLNICK                 By: /s/ EFREN BARAJAS
   ------------------------                 ------------------------
     Kurt J. Gollnick                        Efren Barajas
     Vice President,                         Third Vice President
     Vineyard Operations


                                         By: /s/ DAVID VILLARINO
                                            ------------------------
                                             David Villarino
                                             Membership Manager


                                            Bargaining Committee:

                                            ------------------------


                                            ------------------------

                                            ------------------------

                                            ------------------------

                                            ------------------------

                                            ------------------------

                                    APPENDIX "A"


                           SCHEDULE OF HOURLY WAGE RATES



                                              1998       1999         2000       2001
                                              -----      ------       ------    ------
MECHANIC                                $     10.92      10.98         11.04    11.10
                                              -----      ------       ------    ------

MECHANIC TRAINEE                        $     10.02      10.08         10.14    10.20
                                              -----      ------       ------    ------


ADVANCED TRACTOR DRIVER                 $     10.02      10.08         10.14    10.20
                                              -----      ------       ------    ------
INTERMEDIATE TRACTOR DRIVER             $      9.47       9.52          9.58     9.65
                                              -----      ------       ------    ------
TRACTOR DRIVER TRAINING (TRIAL PERIOD)  $      8.55       8.60          8.60     8.65
                                              -----      ------       ------    ------



IRRIGATOR LEVEL 1                       $     10.02      10.08         10.14    10.20
                                              -----      ------       ------    ------
IRRIGATOR LEVEL 2                       $      9.47       9.53          9.59     9.65
                                              -----      ------       ------    ------
IRRIGATOR TRAINEE (TRIAL PERIOD)        $      8.30       8.35          8.35     8.40
                                              -----      ------       ------    ------


CREW LEADER                             $      9.68       9.78          9.90    10.00
                                              -----      ------       ------    ------
CREW LEADER TRAINEE (TRIAL PERIOD)      $      8.30       8.35          8.35     8.40
                                              -----      ------       ------    ------

HYDRAULIC ASSISTED PRUNING              $      8.37       8.43          8.49     8.55
                                              -----      ------       ------    ------


GENERAL LABOR                           $      8.22       8.28          8.34     8.40
                                              -----      ------       ------    ------
GENERAL LABOR TRAINEE                   $      7.00       7.00          7.00     7.00
                                              -----      ------       ------    ------


                                        "A" 1

                                     APPENDIX "B"


                               SCHEDULE OF PIECE RATES


Piece rates will be determined by the Company and announced to the employees prior to the time they enter the field and begin working. The Company shall closely evaluate the field conditions and will consider vine vigor, spacing, training practices and timing when determining rates. There shall be a piece rate minimum wage of $6.50 per hour.


If, after giving their best efforts towards the piece rate job assignment, the worker(s) believe the rate is set too low they may follow the grievance procedures referenced in Article 8, Page 20.

                                        "B" 1

                                     APPENDIX "C"

                                                  -----------------------------
                                                  RANCH-CODE          DISPATCH

                                                  -----------------------------
                                                  GENERAL FIELD    OTHER
                                                  WORK / /

                                                  -----------------------------
                                                  LOCATION

                                                  -----------------------------


AUTHORIZATION FOR VOLUNTARY ASSESSMENT
AUTORIZACION PARA DEDUCCIONS VOLUNTARIOS

THE COLLECTIVE BARGAINING AGREEMENT BETWEEN SCHEID VINEYARDS INC. AND THE UNITED FARM WORKERS (EFFECTIVE APRIL 9, 1998 THROUGH DECEMBER 31, 2001), PROVIDES IN
ARTICLE 2, SECTION F THAT VOLUNTARY ASSESSMENTS OF ONE DOLLAR ($1.00) PER WEEK FOR UP TO 26 WEEKS EACH YEAR MAY BE DEDUCTED FROM YOUR PAY IF YOU AUTHORIZE SUCH DEDUCTIONS BY SIGNING BELOW.
EL ACUERDO COLECTIVO ENTRE SCHEID VINEYARDS INC. Y LA UNION DE COMPENSINOS (UFW) (EFECTIVO 9 DE ABRIL DE 1998 A DICIEMBRE 31, 2001), PROPORCIONA EN ARTICULO 2, SECCION F QUE DEDUCCIONES VOLUNTARIOS DE UN DOLLAR ($1.00) POR SEMANA HASTA 26 SEMANAS CADA ANO PUEDEN SER RESTADOS DE SU PAGO SI USTED AUTORIZA LAS DEDUCCIONES CON SU FIRMA EN LA LINEA ABAJO.


/ / YES, PLEASE DEDUCT $1.00 PER WEEK FROM MY PAY FOR 26 WEEKS AND SEND IT TO THE UNITED FARM WORKERS.
     SI, POR FAVOR RESTE $1.00 POR SEMANA DE MI PAGO POR 26 SEMANAS Y MANDELO A LA UNION DE COMPENSINOS (UFW).


/ /  NO, PLEASE DO NOT DEDUCT ANY ASSESSMENTS FROM MY PAY.
     NO, POR FAVOR NO RESTE DEDUCCIONES DE ME PAGO.

     ASSESSMENTS WILL BEGIN IN THE PAYROLL PERIOD AFTER THE PERIOD IN WHICH THIS FORM IS SUBMITTED TO THE SCHEID VINEYARDS PAYROLL DEPARTMENT.
     LAS DEDUCCIONES EMPEZARAN EN EL PERIODO DE PAGO DESPUES QUE ESTA FORMA SEA ENTREGADA AL DEPARTAMENTO DE NOMINAS DE SCHEID VINEYARDS.



NAME (PLEASE PRINT)
NOMBRE (POR ESCRITO)                                  S.S. #
                     ------------------------------          -----------------

------------------------------------------------------   ---------------------
               SIGNATURE  /  FIRMA                          DATE  /  FECHA

                                        "C" 1

                                      SCHEID
                                     VINEYARDS


                                   RULES OF CONDUCT

Listed below are examples that illustrate the type of conduct which is not permitted and may result in disciplinary action or immediate termination.

1.   Obtaining employment on the basis of false or misleading information.
2.   Falsifying any time card or timekeeping record.
3.   Fraud-by whatever means.
4.   False remarks about the company or fellow employees.
5. Using someone else's identification card or permitting someone else to use your card to enter the property.
6. Unauthorized duplication or use of keys or any device used for locking or securing company premises or property.
7. Transmission of confidential and/or employee information to unauthorized persons.
8. Leaving premises during working hours without written permission from authorized personnel.
9. Failure to promptly inform the office (385-3924/385-4801) or immediate supervisor by directly talking to them or by telephone prior to 9:00 a.m.
     when unable to report to work due to an emergency.
10.  Excessive tardies or absences.
11. Possessing, using, or being under the influence of alcohol or drugs in work areas or during work hours.
12.  Violation of sanitation rules.
13. Unsafe working practices that endanger you or your fellow worker's health and safety.
14. Failure to report industrial injuries to your crew leader or supervisor immediately after an injury.
15.  Violation of any Fish and Game laws.
16.  Horseplay, immoral conduct, or indecency.
17.  Using profane, abusive, or derogatory language.
18.  Fighting, threatening, or disrupting the work of others.
19. Possession of any unauthorized type of weapon in work areas or on company property.
20.  Sleeping on the job during working hours.
21. Insubordination, belligerency or failure or refusal to perform assigned work or exercises.
22. Slowing or interfering with production or advocating or encouraging other employees to do so.
23.  Performing work of a personal nature during working hours.
24. Abuse, misuse, or theft of company property, supplies, materials and equipment or the property of another employee.



                                        "C" 2


25. Failure to obtain permission from supervisor before using company telephone.
26.  Charging supplies to the company for personal use.
27.  Smoking in unauthorized areas.
28. Posting notices of any kind on company property without prior written approval of the company.
29.  Allowing visitors in the work area or on work equipment.
30.  Gambling or any moral offense.
31. Carelessness or negligence resulting in excessive spoilage, damage, waste, loss, or inferior work.
32. Conviction of a felony or conviction of any crime which renders you unsuitable for your position.
33.  Solicitation of money or sale of merchandise on company property.
34. Incompetence or inefficiency in the performance of the duties of the position.
35. Discourteous or offensive conduct or language toward other employees or supervisors.
36.  Abuse of illness leave privileges.
37. Failing to support or interfering with the company's goal of being profitable, including failing to be loyal to the company, working at less than the employee's full potential, or creating or promoting dissension among fellow employees.
38.  Three unexcused absences and/or three tardies during a 90 day period.
39.  Not being available at recall time.
40.  Failure to follow all safety rules and use all safety equipment required.

Employees who violate rules of Scheid Vineyards Inc. are subject to disciplinary action. In some cases, an employee may receive a verbal or written warning. Suspension and/or termination may follow if the employee continues to violate any of the rules. Depending on the seriousness of the violation, it is possible for the employee to be terminated immediately.

This is not a complete list but it does give us a general idea of the behavior that is expected of employees by Scheid Vineyards Inc. Before you begin work in a field, you must have read these rules. You will need to sign the attached form stating that you have read and understand the rules set forth by Scheid Vineyards Inc.



                                   --------------------------------------
                                   Received and Acknowledged
                                   United Farm Workers



                                   --------------------------------------
                                   Date

                                        "C" 3